FOR IMMEDIATE RELEASE
Contact: Debbie Nalchajian-Cohen
Phone: 559-222-1322
Cell: 559-282-1312

CENTRAL VALLEY COMMUNITY BANCORP
SUCCESSFULLY COMPLETES ACQUISITION OF SIERRA VISTA BANK

FRESNO, CALIFORNIA…October 3, 2016… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), a bank holding company headquartered in Fresno, California and the parent company of Central Valley Community Bank (Bank), announced today the successful completion of the previously announced acquisition of Sierra Vista Bank (OTCBB: SVBA), headquartered in Folsom, California, effective October 1, 2016. As part of the acquisition, Sierra Vista Bank (SVB) with three full service branches located in Folsom and Fair Oaks (Sacramento County) and Cameron Park (El Dorado County) merged with and into Central Valley Community Bank.
The acquisition, which was first announced on April 29, 2016, was concluded following receipt of Sierra Vista Bank shareholder approval and all required regulatory approvals. As of June 30, 2016, SVB had total assets of approximately $157 million. On a pro forma consolidated basis with SVB at June 30, 2016, the Company would have had approximately $1.4 billion in assets and 23 branches throughout California’s San Joaquin Valley. The Sierra Vista Bank name and physical signage change to Central Valley Community Bank will be completed during the month of October. The conversion of all operational systems is planned for the weekend of November 4-6, 2016.
In connection with the merger, the Company is issuing an aggregate of approximately
1.059 million shares of its common stock and aggregate cash of $9.469 million to SVB shareholders. Each shareholder was entitled to make an election to receive all cash, all stock, or a combination of cash and stock, subject to the aggregate cash and stock amounts above. Based on the closing price of the Company’s common stock on September 30, 2016 of $15.86 per share, the aggregate consideration to be paid to SVB common shareholders is approximately $26.26 million.
The Central Valley Community Bancorp and Central Valley Community Bank directors and management team, led by James M. Ford, President and CEO, will continue to lead the combined team of professional bankers. Gary D. Gall, President, CEO and Director of Sierra Vista Bank, will join Central Valley Community Bancorp’s Board of Directors. This merger with Sierra Vista Bank represents the fourth acquisition for Central Valley Community Bancorp, which acquired Visalia Community Bank on July 1, 2013, Service 1st Bancorp and its subsidiary Service 1st Bank on November 12, 2008, and Bank of Madera County on January 1, 2005.

“We are proud of the hard work accomplished to finalize our fourth acquisition and we look forward to the successful blending of our two like-minded community banks, each well-known for its excellent customer service and community advocacy. The merger will enhance the Bank’s future performance with the addition of outstanding new employees whose

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loyal customers value the same excellent quality service standards as our Bank. Additionally, existing and new businesses in this expanded region will benefit from our deeper lending, agricultural banking resources and specialized Cash Management services to nurture local business growth,” stated James M. Ford, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank.
“This merger completes another step in our long-term strategy to increase our northern Valley presence with the addition of the three offices in Cameron Park, Fair Oaks and Folsom that will complement our existing Gold River business office which opened 14 years ago. This growth enhances opportunities for businesses, customer relationships, employees and the communities we serve. Our 36-year-old professional banking institution now manages a combined total of 23 full-services offices, located in 17 different Valley communities, and spans eight counties throughout the San Joaquin Valley,” concluded Ford.
Sierra Vista Bank was established in 2007 as a full-service bank headquartered in Folsom, California with offices in Folsom, Fair Oaks and Cameron Park, California. Its principal focus has been to serve the business banking needs of local businesses, professionals, and individuals in Sacramento and El Dorado Counties.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY and as of June 30, 2016 had reported assets of nearly $1.3 billion. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates 23 full service offices in Cameron Park, Clovis, El Dorado Park, Exeter, Folsom, Fresno, Kerman, Lodi, Madera, Merced, Modesto, Oakhurst, Prather, Sacramento, Stockton, Tracy, and Visalia, California. Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Central Valley Investment Services are provided by Investment Centers of America, Inc.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are
Daniel J. Doyle (Chairman), Daniel N. Cunningham (Lead Independent Director), Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, James M. Ford, Steven D. McDonald, Louis McMurray, William S. Smittcamp, and Joseph B. Weirick. Sidney B. Cox is Founding Director Emeritus. More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
Central Valley Community Bancorp received a fairness opinion from Keefe, Bruyette & Woods, Inc., and Downey Brand LLP served as legal advisor.  Sierra Vista Bank received advisory service and a fairness opinion from Sandler O’Neill + Partners, LP, and its legal counsel was Manatt, Phelps & Phillips, LLP.
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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; (7) the risk that the merger might, for any reason, not occur, and (8) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.